As filed with the Securities and Exchange Commission on August 23, 2004

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Domino’s Pizza, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-2511577
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106

(Address of Principal Executive Offices)

2004 Employee Stock Payroll Deduction Plan

(Full Titles of the Plans)

David A. Brandon

Chairman and Chief Executive Officer

30 Frank Lloyd Wright Drive

Ann Arbor, Michigan 48106

(Name, Address and Telephone Number of Agent for Service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jane D. Goldstein, Esq. R. Newcomb Stillwell, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Telephone: (617) 951-7000 Telecopy: (617) 951-7050	Elisa D. Garcia C., Esq. Domino’s Pizza LLC Executive Vice President & General Counsel 30 Frank Lloyd Wright Drive Ann Arbor, Michigan 48106 Telephone: (734) 930-3030 Telecopy: (734) 747-6210

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	1,000,000 shares	$13.45	$13,450,000	$1,704.12

(1)	The offering price for the shares of $13.45 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the average high and low prices of Domino’s Pizza Inc. Common Stock, par value $.01 per share, reported on the New York Stock Exchange on August 17, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates the following documents herein by reference:

(a) The Registrant’s latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as filed with the Securities and Exchange Commission (the “Commission”) on July 14, 2004.

(b) Not applicable.

(c) The capital stock of the Registrant to be registered on the New York Stock Exchange, Inc. is the Registrant’s Common Stock, par value $.01 per share (the “Common Stock”). The description of the Common Stock is set forth in the information provided under “Description of capital stock, certificate of incorporation and by-laws” in the prospectus, which forms a part of the Registration Statement on Form S-1 (File Number 333-114442) filed under the Securities Act of 1933 with the Securities and Exchange Commission on April 13, 2004 (as amended from time to time, the “S-1 Registration Statement”), which information is incorporated herein by reference.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, are incorporated herein by reference from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

The Registrant’s restated certificate of incorporation provides that its directors shall not be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, the Registrant’s restated certificate of incorporation provides that it shall indemnify its directors to the full extent permitted by the laws of the State of Delaware.

All of the Registrant’s directors and officers will be covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended. In addition, prior to the consummation of this offering, we will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Form of Second Restated Certificate of Incorporation of Domino’s Pizza, Inc. (Incorporated by reference to Exhibit 3.1 to the S-1 Registration Statement.)

4.2	Form of Amended and Restated By-laws of Domino’s Pizza, Inc. (Incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement.)

4.3	Execution copy of Indenture dated June 25, 2003 by and among Domino’s, Inc., Domino’s Franchise Holding Co., Domino’s Pizza LLC, Domino’s Pizza PMC, Inc., Domino’s Pizza International, Inc., Domino’s Pizza International Payroll Services, Inc., Domino’s Pizza—Government Services Division, Inc. and Domino’s Pizza NS Co. and BNY Midwest Trust Company, as trustee. (Incorporated by reference to Exhibit 4.4 to the Domino’s, Inc. registration statement on Form S-4 filed with the Commission on December 5, 2003 (Reg. No. 333-107774).)

4.4	2004 Employee Stock Payroll Deduction Plan, filed herewith.

5.1	Opinion of Ropes & Gray LLP, filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP regarding Domino’s Pizza, Inc., filed herewith.

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of attorney pursuant to which amendments to this registration statement may be filed (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Ann Arbor, State of Michigan, on the 23rd day of August, 2004.

DOMINO’S PIZZA, INC.

By:	/s/ HARRY J. SILVERMAN
Name:	Harry J. Silverman
Title:	Executive Vice President

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints David A. Brandon and Harry J. Silverman, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID A. BRANDON David A. Brandon	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	August 23, 2004

/s/ HARRY J. SILVERMAN Harry J. Silverman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 23, 2004

/s/ ANDREW B. BALSON Andrew B. Balson	Director	August 23, 2004

Dennis F. Hightower	Director	August 23, 2004

/s/ MARK E. NUNNELLY Mark E. Nunnelly	Director	August 23, 2004

Robert M. Rosenberg	Director	August 23, 2004